FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter Financial Results
Record 129 Net New Openings in Second Quarter, 19.8% Net New Unit Growth

Dallas, July 30, 2025 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal second quarter ended June 28, 2025.

Highlights for the fiscal second quarter 2025 compared to the fiscal second quarter 2024:

▪System-wide sales increased 13.9% to $1.3 billion
▪129 net new openings in the fiscal second quarter 2025
▪Domestic restaurant AUV increased to $2.1 million
▪Domestic same store sales decreased 1.9%
▪Digital sales increased to 72.2% of system-wide sales
▪Total revenue increased 12.0% to $174.3 million
▪Net income decreased 2.6% to $26.8 million, or $0.96 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 1.6% to $27.9 million, or $1.00 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 14.3% to $59.2 million

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. A reconciliation of each of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”) is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our second quarter results showcase the strength of our unit economics and returns our brand partners are seeing for their businesses,” said Michael Skipworth, President & Chief Executive Officer. “Our momentum in development continued in the second quarter, opening 129 net new units, delivering 19.8% unit growth, which marked our fourth consecutive quarter of opening more than 100 net new units. We continue to open new restaurants at a record pace, demonstrating our brand partners’ commitment to growing the Wingstop brand, furthering us towards our vision of becoming a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal second quarter 2025 compared to the fiscal second quarter 2024:

	Thirteen Weeks Ended
	June 28, 2025	June 29, 2024
Number of system-wide restaurants open at end of period	2,818	2,352
Number of domestic franchise restaurants open at end of period	2,357	1,988
Number of international franchise restaurants open at end of period (1)	407	312
System-wide sales (in millions)	$1,340	$1,176
Domestic AUV (in thousands)	$2,112	$2,032
Domestic same store sales growth	(1.9)%	28.7%
Company-owned domestic same store sales growth	3.6%	14.1%
Net income (in thousands)	$26,763	$27,485
Adjusted net income (in thousands)	$27,929	$27,485
Adjusted EBITDA (in thousands)	$59,205	$51,778

(1) Including U.S. territories.

Fiscal second quarter 2025 financial results

Total revenue for the fiscal second quarter 2025 increased to $174.3 million from $155.7 million in the prior fiscal second quarter. Royalty revenue, franchise fees and other increased $8.7 million, of which $9.8 million was due to net new franchise development, partially offset by a decrease of $1.4 million due to a 1.9% decline in domestic same store sales. Advertising fees increased $7.3 million due to a 13.9% increase in system-wide sales in the fiscal second quarter 2025, as well as an increase in the national advertising fund contribution rate to 5.5% from 5.3%, effective the first day of the fiscal first quarter 2025. Company-owned restaurant sales increased $2.6 million due to company-owned restaurant same store sales growth of 3.6%, driven primarily by an increase in transactions, as well as company-owned restaurants opened and acquired since the prior fiscal second quarter.
Cost of sales was $24.4 million compared to $22.7 million in the prior fiscal second quarter. As a percentage of company-owned restaurant sales, cost of sales decreased to 75.2% from 75.9% in the prior fiscal second quarter. The decrease was primarily driven by sales leverage on labor and other operating expenses.
Selling, general & administrative (“SG&A”) expense increased $4.8 million to $32.9 million from $28.1 million in the prior fiscal second quarter. The increase in SG&A expense was driven by an increase in headcount related expenses, inclusive of stock-based compensation, of $3.8 million to support the growth in our business, and system implementation costs of $1.5 million during the fiscal second quarter 2025, partially offset by a decrease of $2.0 million in professional and other fees.
Depreciation and amortization increased $1.1 million to $6.2 million from $5.2 million in the prior fiscal second quarter. The increase in depreciation and amortization was primarily due to capital expenditures related to our technology investments.
Interest expense, net increased $3.3 million to $8.5 million from $5.2 million in the prior fiscal second quarter. The increase was primarily driven by $7.3 million in interest expense related to the securitized financing transaction completed on December 3, 2024, which increased our outstanding debt by $500 million, partially offset by additional interest income earned on our cash balances and interest earned on our investments, as compared to the prior year period.

Financial Outlook
The Company is providing updated guidance for 2025:
•Global unit growth rate of 17% to 18%, previously 16% to 17%, and;
•Interest expense, net of approximately $39 million, previously $40 million.
Additionally, the Company is reiterating the following guidance for 2025:
•Approximately 1% domestic same store sales growth;
•SG&A of approximately $140 million, which includes system implementation costs of approximately $4.5 million;
•Stock-based compensation expense of approximately $26 million, and;
•Depreciation and amortization of between $28 and $29 million.

Restaurant Development
As of June 28, 2025, there were 2,818 Wingstop restaurants system-wide. This included 2,411 restaurants in the United States, of which 2,357 were franchised restaurants and 54 were company-owned, and 407 franchised restaurants were in international markets, including U.S. territories. During the fiscal second quarter 2025, there were 129 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on July 29, 2025, our board of directors approved an increase in the quarterly dividend payable to Wingstop stockholders from $0.27 to $0.30 per share of common stock, resulting in a total dividend of approximately $8.4 million. This dividend will be paid on September 5, 2025 to stockholders of record as of August 15, 2025.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and related tax adjustments.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal second quarter 2025 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 5505341. The replay will be available through Wednesday, August 6, 2025.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,800 restaurants worldwide – with 98% of the total restaurant count owned by brand partners. Dedicated to Serving the World Flavor, the Flavor Experts offer cooked-to-order and hand sauced-and-tossed classic and boneless wings, tenders and chicken sandwiches, in fans’ choice of 12 bold, distinctive flavors, with signature sides and iconic housemade ranch and bleu cheese dips. With approximately $5 billion in system-wide sales in fiscal 2024, 21 consecutive years of same-store sales growth and a vision to become a Top 10 Global Restaurant Brand, Wingstop was recently named the Official Chicken Partner of the NBA. Learn more at wingstop.com or follow @Wingstop on X, Instagram, Facebook and TikTok.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2025 fiscal year outlook for domestic same store sales growth, global unit growth, SG&A expense, stock-based compensation expense, interest expense, net and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	June 28, 2025	December 28, 2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$227,943	$315,910
Restricted cash	25,994	20,868
Accounts receivable, net	28,390	19,661
Prepaid expenses and other current assets	9,479	6,520
Advertising fund assets, restricted	21,034	32,659
Total current assets	312,840	395,618
Property and equipment, net	110,838	125,953
Operating lease assets	48,693	49,046
Goodwill	79,211	74,718
Trademarks	32,700	32,700
Investments	83,190	8,511
Other non-current assets	40,816	29,700
Total assets	$708,288	$716,246
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,300	$6,943
Current portion of operating lease liabilities	2,956	1,059
Other current liabilities	44,296	46,782
Advertising fund liabilities	21,034	32,659
Total current liabilities	71,586	87,443
Long-term debt, net	1,207,631	1,206,201
Operating lease liabilities	58,477	58,169
Deferred revenues, net of current	42,731	38,877
Deferred income tax liabilities, net	13,775	1,085
Other non-current liabilities	86	57
Total liabilities	1,394,286	1,391,832
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 27,923,753 and 28,662,614 shares issued and outstanding as of June 28, 2025 and December 28, 2024, respectively	279	287
Additional paid-in-capital	3,791	1,568
Retained deficit	(697,557)	(676,940)
Accumulated other comprehensive income (loss)	7,489	(501)
Total stockholders' deficit	(685,998)	(675,586)
Total liabilities and stockholders' deficit	$708,288	$716,246

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 28, 2025	June 29, 2024
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$79,889	$71,160
Advertising fees	61,962	54,654
Company-owned restaurant sales	32,478	29,885
Total revenue	174,329	155,699
Costs and expenses:
Cost of sales (1)	24,405	22,673
Advertising expenses	65,533	58,548
Selling, general and administrative	32,937	28,097
Depreciation and amortization	6,220	5,161
Total costs and expenses	129,095	114,479
Operating income	45,234	41,220
Interest expense, net	8,469	5,200
Investment income, net	—	(471)
Income before income tax expense	36,765	36,491
Income tax expense	10,002	9,006
Net income	$26,763	$27,485

Earnings per share
Basic	$0.96	$0.94
Diluted	$0.96	$0.93

Weighted average shares outstanding
Basic	27,912	29,343
Diluted	27,997	29,457

Dividends per share	$0.27	$0.22

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	June 28, 2025		June 29, 2024
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$11,937	36.8%	$10,695	35.8%
Labor costs	7,441	22.9%	6,987	23.4%
Other restaurant operating expenses	5,821	17.9%	5,757	19.3%
Vendor rebates	(794)	(2.4)%	(766)	(2.6)%
Total cost of sales	$24,405	75.2%	$22,673	75.9%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	June 28, 2025	June 29, 2024
Domestic Franchised Activity
Beginning of period	2,250	1,924
Openings	110	65
Closures	—	—
Acquired by Company	(3)	(1)
Restaurants end of period	2,357	1,988

Domestic Company-Owned Activity
Beginning of period	51	50
Openings	1	1
Closures	(1)	—
Acquired by Company	3	1
Restaurants end of period	54	52

Total Domestic Restaurants	2,411	2,040

International Franchised Activity(1)
Beginning of period	388	305
Openings	21	10
Closures	(2)	(3)
Restaurants end of period	407	312

Total System-wide Restaurants	2,818	2,352

(1) Includes U.S. territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	June 28, 2025	June 29, 2024
Net income	$26,763	$27,485
Interest expense, net	8,469	5,200
Income tax expense	10,002	9,006
Depreciation and amortization	6,220	5,161
EBITDA	$51,454	$46,852
Additional adjustments:
System implementation costs (a)	1,534	—
Stock-based compensation expense (b)	6,217	4,926
Adjusted EBITDA	$59,205	$51,778

(a) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 28, 2025	June 29, 2024
Numerator:
Net income	$26,763	$27,485
Adjustments:
System implementation costs (a)	1,534	—
Tax effect of adjustments (b)	(368)	—
Adjusted net income	$27,929	$27,485

Denominator:
Weighted-average shares outstanding - diluted	27,997	29,457

Adjusted earnings per diluted share	$1.00	$0.93

(a) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen weeks ended June 28, 2025, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.